February 2010 Pricing Sheet dated February 22, 2010 relating to Preliminary Pricing Supplement No. 292 dated January 26, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

PLUS due August 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + Korean won + Mexican peso
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 22, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	February 22, 2010
Original issue date:	February 25, 2010 (3 business days after the pricing date)
Maturity date:	August 29, 2011
Aggregate principal amount:	$1,279,000
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real	33.3333%	1.8046	Reuters: BRFR
	Korean won	33.3333%	1,149.30	Reuters: KFTC18
	Mexican peso	33.3333%	12.80330	Reuters: WMRSPOT10
Payment at maturity:	•	If the basket of currencies strengthens relative to the U.S. dollar so that the basket performance is positive:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the basket of currencies remains unchanged or weakens relative to the U.S. dollar so that the basket performance is equal to or less than zero:
$1,000 x (1 + basket performance)
This amount will be equal to or less than the stated principal amount of $1,000. There is no minimum payment at maturity on the PLUS.
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,800 per PLUS (180% of the stated principal amount)
Currency performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	August 24, 2011
CUSIP / ISIN:	617482JU9 / US617482JU94
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$1,279,000	$25,580	$1,253,420
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each PLUS they sell. For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 292 dated January 26, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.